Exhibit 99.1

Vantiv Reports First Quarter 2014 Results

First Quarter Net Revenue Increased 6% to $289 Million

Pro Forma Adjusted Net Income per Share Increased 26% to $0.39

CINCINNATI, April 30, 2014 - Vantiv, Inc. (NYSE: VNTV) (“Vantiv” or the “Company”) today announced financial results for the first quarter ended March 31, 2014. Revenue increased 8% to $537.6 million in the first quarter as compared to $498.0 million in the prior year period. Net revenue increased 6% to $288.5 million in the first quarter as compared to $272.9 million in the prior year period, primarily due to a 6% increase in transactions. On a GAAP basis, net income attributable to Vantiv, Inc. was $28.1 million or $0.18 per diluted share during the first quarter, compared with $26.1 million or $0.18 per diluted share in the prior year period. Pro forma adjusted net income increased 15% in the first quarter to $77.6 million as compared to $67.4 million in the prior year period. Pro forma adjusted net income per share increased 26% to $0.39 for the first quarter as compared to $0.31 in the prior year period. (See Schedule 2 for pro forma adjusted net income and Schedule 6 for GAAP net income reconciliation to pro forma adjusted net income.)

Vantiv’s scale and integrated business model continue to drive superior profitability as reflected by the Company’s first quarter adjusted EBITDA margin of 46.3%, representing approximately 40 basis points in margin expansion over the prior year period. Adjusted EBITDA increased to $133.7 million in the first quarter from $125.2 million in the prior year period. (See Schedule 7 for a reconciliation of GAAP net income to adjusted EBITDA.)

“Our business continues to perform well, and I am proud of our double digit pro forma adjusted net income per share growth,” said Charles Drucker, president and chief executive officer at Vantiv. “We are capitalizing on the strong secular trends in the payments industry by not only focusing on our traditional channels, but also by pursuing high growth verticals and channels to drive growth.”

Merchant Services

Net revenue increased 7% to $205.3 million in the first quarter as compared to $191.6 million in the prior year period, primarily due to a 6% increase in transactions and a 1% expansion in net revenue per transaction. Sales and marketing expenses increased by 2% above the prior year period, to $71.8 million.

Financial Institution Services

Net revenue increased to $83.2 million in the first quarter from $81.3 million in the prior year period, primarily due to a 7% increase in transactions, which was partially offset by a shift in the mix of our client portfolio that resulted in a lower average rate per transaction. Sales and marketing expenses increased by 15% above the prior year period, to $6.7 million.

Second Quarter 2014 Financial Outlook

Based on the current level of transaction trends and new business activity, net revenue for the second quarter of 2014 is expected to be $315 to $320 million, representing growth of 6% to 8% above the prior year period. Pro forma adjusted net income per share for the second quarter of 2014 is expected to be $0.45 to $0.46, an increase of 13% to 15% above the prior year period. GAAP net income per share attributable to Vantiv, Inc. is expected to be $0.25 to $0.26 for the second quarter of 2014.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss first quarter 2014 financial results today at 4:30 PM ET. Hosting the call will be Charles Drucker, president and chief executive officer and Mark Heimbouch, chief financial officer. The conference call can be accessed live over the phone by dialing (888) 631-5929, or for international callers (913) 312-0975, and referencing conference code 6016338. A replay will be available approximately two hours after the call concludes and can be accessed by dialing (888) 203-1112, or for international callers (719) 457-0820, and entering replay pass code 6016338. The replay will be available through Wednesday, May 14, 2014. The call will be webcast live from the Company's investor relations website at http://investors.vantiv.com.

About Vantiv, Inc.

Vantiv, Inc. (NYSE: VNTV) is a leading, integrated payment processor differentiated by a single, proprietary technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes in the U.S., enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the third largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company's growth strategy includes expanding further into high growth payment segments, such as integrated payments, payment facilitation (PayFacTM), mobile, prepaid and information solutions, and attractive industry verticals such as business-to-business, ecommerce, healthcare, gaming, government and education. For more information, visit www.vantiv.com.

Non-GAAP and Pro Forma Financial Measures

This earnings release presents non-GAAP and pro forma financial information including net revenue, adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted net income per share. These are important financial performance measures for the Company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risk factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission and include, but are not limited to: (i) the ability to keep pace with rapid developments and change in our industry and provide new services to our clients; (ii) competition within our industry; (iii) disclosure of unauthorized data and security breaches that expose us to liability, litigation and reputational damage; (iv) failures of our systems or systems of our third party providers; (v) our inability to expand our market share in existing markets or expand into new markets; (vi) our ability to identify acquisition, joint venture and partnership candidates and finance or integrate businesses, services or technologies that we acquire; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks; (viii) changes in payment network rules or standards; (ix) our ability to pass fee increases along to merchants; (x) termination of sponsorship or clearing services provided to us; (xi) increased attrition of our merchants or referral partners; (xii) inability to successfully renew or renegotiate agreements with our clients or referral partners; (xiii) reductions in overall consumer, business and government spending; (xiv) fraud by merchants or others; (xv) a decline in the use of credit, debit or prepaid cards; (xvi) consolidation in the banking and retail industries; and (xvii) the effects of governmental regulation, changes in laws and outcomes of future litigation or investigations. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the Company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s periodic reports filed with the SEC, including the Company’s Form 10-K for the year ended December 31, 2013 and its subsequent filings with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts:

Investors
Nathan Rozof, CFA
Senior Vice President, Investor Relations
(866) 254-4811
(513) 900-4811
IR@vantiv.com

Media
Andrew Ciafardini
Director of Public Relations
(513) 900-5308
Andrew.Ciafardini@vantiv.com

Schedule 1
Vantiv, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended
	March 31,	March 31,
	2014	2013	% Change
Revenue	$537,578	$497,966	8%
Network fees and other costs	249,046	225,065	11%
Net revenue	288,532	272,901	6%
Sales and marketing	78,444	75,976	3%
Other operating costs	60,369	50,560	19%
General and administrative	32,606	31,099	5%
Depreciation and amortization	49,846	43,296	15%
Income from operations	67,267	71,970	(7)%
Interest expense—net	(10,554)	(9,694)	9%
Income before applicable income taxes	56,713	62,276	(9)%
Income tax expense	15,622	17,811	(12)%
Net income	41,091	44,465	(8)%
Less: Net income attributable to non-controlling interests	(12,955)	(18,346)	(29)%
Net income attributable to Vantiv, Inc.	$28,136	$26,119	8%

Net income per share attributable to Vantiv, Inc. Class A common stock:
Basic	$0.20	$0.19	5%
Diluted(1)	$0.18	$0.18	—%
Shares used in computing net income per share of Class A common stock:
Basic	138,228,839	137,084,276
Diluted	198,949,977	214,584,791

Non Financial Data:
Transactions (in millions)	4,217	3,974	6%

(1) Due to our structure as a C corporation and Vantiv Holding's structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the Class B units of Vantiv Holding into shares of our Class A common stock. The expected effective tax rate for the three months ended March 31, 2014 and March 31, 2013 was 36.5% and 38.5%, respectively. The components of the diluted net income per share calculation are as follows:

	Three Months Ended
	March 31,	March 31,
	2014	2013
Income before applicable income taxes	$56,713	$62,276
Taxes	20,700	23,976
Net income	$36,013	$38,300
Diluted shares	198,949,977	214,584,791
Diluted EPS	$0.18	$0.18

Schedule 2
Vantiv, Inc.
Pro Forma Adjusted Net Income
(Unaudited)
(in thousands, except share data)

See schedule 6 for a reconciliation of GAAP net income to pro forma adjusted net income.

	Three Months Ended
	March 31,	March 31,
	2014	2013	% Change
Revenue	$537,578	$497,966	8%
Network fees and other costs	249,046	225,065	11%
Net revenue	288,532	272,901	6%
Sales and marketing	78,444	75,976	3%
Other operating costs	53,931	48,549	11%
General and administrative	22,504	23,149	(3)%
Adjusted EBITDA(1)	133,653	125,227	7%
Depreciation and amortization	17,598	12,836	37%
Adjusted income from operations	116,055	112,391	3%
Interest expense—net	(10,554)	(9,694)	9%
Non-GAAP adjusted income before applicable income taxes	105,501	102,697	3%
Pro Forma Adjustments:
Income tax expense(2)	38,508	39,538	(3)%
Tax adjustments(3)	(10,629)	(4,242)	151%
Pro forma adjusted net income(4)	$77,622	$67,401	15%

Pro forma adjusted net income per share(5)	$0.39	$0.31	26%

Adjusted shares outstanding	198,949,977	214,584,791

Non Financial Data:
Transactions (in millions)	4,217	3,974	6%

Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

Pro forma adjusted net income is derived from GAAP net income, adjusting for the following items: (a) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (b) adjustments to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock; (c) share-based compensation; (d) acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits; and (e) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

(1) See schedule 7 for a reconciliation of GAAP net income to adjusted EBITDA.
(2) Represents income tax expense at an effective tax rate of 36.5% for the three months ended March 31, 2014 and 38.5% for the three months ended March 31, 2013, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The effective tax rate is expected to remain at 36.5% for the remainder of 2014.
(3) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.
(4) Pro forma adjusted net income assumes the conversion of non-controlling interests into shares of Class A common stock.
(5) Pro forma adjusted net income per share is calculated as pro forma adjusted net income divided by adjusted shares outstanding.

Schedule 3
Vantiv, Inc.
Segment Information
(Unaudited)
(in thousands)

	Three Months Ended March 31, 2014
		Financial Institution
	Merchant Services	Services	Total
Total revenue	$418,766	$118,812	$537,578
Network fees and other costs	213,440	35,606	249,046
Net revenue	205,326	83,206	288,532
Sales and marketing	71,751	6,693	78,444
Segment profit	$133,575	$76,513	$210,088

Non-financial data:
Transactions (in millions)	3,310	907	4,217
Net revenue per transaction	$0.0620	$0.0917	$0.0684

	Three Months Ended March 31, 2013
		Financial Institution
	Merchant Services	Services	Total
Total revenue	$385,584	$112,382	$497,966
Network fees and other costs	193,996	31,069	225,065
Net revenue	191,588	81,313	272,901
Sales and marketing	70,150	5,826	75,976
Segment profit	$121,438	$75,487	$196,925

Non-financial data:
Transactions (in millions)	3,123	851	3,974
Net revenue per transaction	$0.0613	$0.0955	$0.0687

Schedule 4
Vantiv, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in thousands)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$136,968	$171,427
Accounts receivable—net	473,229	472,196
Related party receivable	5,160	5,155
Settlement assets	522,485	127,144
Prepaid expenses	20,424	18,059
Other	9,586	13,932
Total current assets	1,167,852	807,913

Customer incentives	36,608	30,808
Property, equipment and software—net	216,918	217,333
Intangible assets—net	780,735	795,332
Goodwill	1,943,613	1,943,613
Deferred taxes	359,096	362,785
Other assets	30,102	31,769
Total assets	$4,534,924	$4,189,553

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$209,296	$233,383
Related party payable	1,789	2,381
Settlement obligations	722,925	333,649
Current portion of note payable	92,500	92,500
Current portion of tax receivable agreement obligations to related parties	22,649	8,639
Deferred income	10,001	9,053
Current maturities of capital lease obligations	4,347	4,326
Other	1,382	1,382
Total current liabilities	1,064,889	685,313
Long-term liabilities:
Note payable	1,695,775	1,718,750
Tax receivable agreement obligations to related parties	528,412	551,061
Capital lease obligations	10,855	12,044
Deferred taxes	42,263	37,963
Other	7,605	8,100
Total long-term liabilities	2,284,910	2,327,918
Total liabilities	3,349,799	3,013,231

Commitments and contingencies
Equity:
Total equity (1)	1,185,125	1,176,322
Total liabilities and equity	$4,534,924	$4,189,553

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Vantiv, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	March 31, 2014	March 31, 2013
Operating Activities:
Net income	$41,091	$44,465
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	49,846	43,296
Amortization of customer incentives	1,894	2,475
Amortization of debt issuance costs	1,170	1,001
Share-based compensation expense	8,939	6,740
Change in operating assets and liabilities:
Accounts receivable and related party receivable	(1,038)	(4,344)
Net settlement assets and obligations	(6,065)	76,253
Customer incentives	(3,873)	(5,815)
Prepaid and other assets	1,524	(6,232)
Accounts payable and accrued expenses	(9,148)	(4,516)
Payable to related party	(592)	1,080
Other liabilities	948	2,049
Net cash provided by operating activities	84,696	156,452

Investing Activities:
Purchases of property and equipment	(28,941)	(12,342)
Acquisition of customer portfolios and related assets	(17,394)	(32)
Purchase of investments	—	(124)
Net cash used in investing activities	(46,335)	(12,498)

Financing Activities:
Proceeds from exercise of Class A common stock options	236	—
Repayment of debt and capital lease obligations	(24,607)	(56,681)
Repurchase of Class A common stock	(34,366)	—
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(13,289)	(9,402)
Payments under tax receivable agreements	(8,639)	—
Tax benefit from employee share-based compensation	7,845	3,607
Distribution to non-controlling interests	—	(6,796)
Net cash used in financing activities	(72,820)	(69,272)

Net (decrease) increase in cash and cash equivalents	(34,459)	74,682
Cash and cash equivalents—Beginning of period	171,427	67,058
Cash and cash equivalents—End of period	$136,968	$141,740

Cash Payments:
Interest	$9,518	$8,570
Taxes	12,756	13,465

Schedule 6
Vantiv, Inc.
Reconciliation of GAAP Net Income to Pro Forma Adjusted Net Income
(Unaudited)
(in thousands)

	Three Months Ended March 31, 2014
		Non-GAAP Adjustments			Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$537,578	$—	$—	$—	$—		$537,578
Network fees and other costs	249,046	—	—	—	—		249,046
Net revenue	288,532	—	—	—	—		288,532
Sales and marketing	78,444	—	—	—	—		78,444
Other operating costs	60,369	(6,438)	—	—	—		53,931
General and administrative	32,606	(1,163)	(8,939)	—	—		22,504
Depreciation and amortization	49,846	—	—	(32,248)	—		17,598
Income from operations	67,267	7,601	8,939	32,248	—		116,055
Interest expense—net	(10,554)	—	—	—	—		(10,554)
Income before applicable income taxes	56,713	7,601	8,939	32,248	—		105,501
Income tax expense	15,622	—	—	—	22,886	(3)	38,508
Tax adjustments	—	—	—	—	(10,629)	(4)	(10,629)
Net income	$41,091	$7,601	$8,939	$32,248	$(12,257)		$77,622

	Three Months Ended March 31, 2013
		Non-GAAP Adjustments			Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$497,966	$—	$—	$—	$—		$497,966
Network fees and other costs	225,065	—	—	—	—		225,065
Net revenue	272,901	—	—	—	—		272,901
Sales and marketing	75,976	—	—	—	—		75,976
Other operating costs	50,560	(2,011)	—	—	—		48,549
General and administrative	31,099	(1,210)	(6,740)	—	—		23,149
Depreciation and amortization	43,296	—	—	(30,460)	—		12,836
Income from operations	71,970	3,221	6,740	30,460	—		112,391
Interest expense—net	(9,694)	—	—	—	—		(9,694)
Income before applicable income taxes	62,276	3,221	6,740	30,460	—		102,697
Income tax expense	17,811	—	—	—	21,727	(3)	39,538
Tax adjustments	—	—	—	—	(4,242)	(4)	(4,242)
Net income	$44,465	$3,221	$6,740	$30,460	$(17,485)		$67,401
Pro Forma Financial Measures
This schedule presents pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(3) Represents adjustments to income tax expense to reflect an effective tax rate of 36.5% for the three months ended March 31, 2014 and 38.5% for the three months ended March 31, 2013, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The effective tax rate is expected to remain at 36.5% for the remainder of 2014.
(4) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

Schedule 7
Vantiv, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,	March 31,
	2014	2013	% Change
Net income	$41,091	$44,465	(8)%
Income tax expense	15,622	17,811	(12)%
Interest expense—net	10,554	9,694	9%
Share-based compensation	8,939	6,740	33%
Transition, acquisition and integration costs(1)	7,601	3,221	136%
Depreciation and amortization	49,846	43,296	15%
Adjusted EBITDA	$133,653	$125,227	7%

Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions, costs associated with our separation from Fifth Third Bank and charges related to employee termination benefits.